Exhibit 99.1

Crimson Wine Group Announces Karen Diepholz
As Chief Financial Officer

NAPA, Calif. (June 22, 2018) – Crimson Wine Group, Ltd. (OTCBB: CWGL) today announced that Karen Diepholz has been named Chief Financial Officer, reporting directly to President and CEO Patrick DeLong. Her role will encompass oversight of all financial and business service functions, ensuring the highest level of quality to support Crimson’s mission of crafting benchmark wines and creating uniquely wonderful wine experiences.

“Karen has extensive experience across a broad array of strategic, financial and operational disciplines. With a background in consumer products, technology and most recently the wine industry, Karen brings a distinct skill set to Crimson. We are delighted to add an executive of Karen’s caliber to our team,” said Crimson Wine Group President & CEO Patrick DeLong.

Diepholz will begin in her new role on June 29, 2018.

Diepholz comes to Crimson from Vintage Wine Estates (VWE), where she was the Chief Financial Officer, overseeing Finance & Accounting, IT, Procurement and Human Resources. Prior to VWE, Karen was the Chief Financial Officer of Equinox Payments, a payment technology company and the Vice President of Financial Planning & Analysis for Hypercom Corporation, a global payment technology company. Karen also served as the Vice President, Corporate Controller at Fender Musical Instruments and spent her early career in the consumer products industry in a variety of financial and leadership roles at The Dial Corporation, now Henkel U.S.

“I am thrilled to join Crimson at this dynamic time for the company and for the wine industry,” said Diepholz. “I look forward to the opportunity support their continuous improvement and growth, working with a best in class team and with Crimson’s strong estate-driven wine portfolio.”

Karen holds a bachelor’s degree in Finance from Eastern Illinois University, an MBA from Arizona State University and obtained her CPA Certificate in Arizona.

About Crimson Wine Group
Based in the Napa Valley, Crimson Wine Group crafts benchmark wines from exceptional vineyards in premier wine-growing regions throughout the U.S. Crimson owns and manages approximately 1,000 acres of plantable vineyard land across six distinct regions. Crimson’s diverse collection of exceptional domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), Double Canyon (West Richland, Wash.), Seven Hills Winery (Walla Walla, Wash.) and Malene Wines (Santa Barbara County, Calif.). For more information, please visit www.crimsonwinegroup.com.

Media Contacts: Casey Shaughnessy, Kira Cooper, Carly Sperling and Sarah Rogers at Glodow Nead Communications, 415.394.6500 or CrimsonPR@glodownead.com
Investors: Evan Pondel at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com

###